Exhibit 99.1

Kimco Realty Announces Second Quarter 2015 Results; Strong Financial and Operating Performance Continue to Highlight Improved Portfolio Quality; Full Year 2015 FFO Guidance Raised

NEW HYDE PARK, N.Y.--(BUSINESS WIRE)--July 28, 2015--Kimco Realty Corp. (NYSE: KIM) today reported results for the second quarter ended June 30, 2015.

Highlights:

  Reported funds from operations (FFO) of $0.44 per diluted share for the second quarter of 2015 representing a 29.4% increase over the comparable 2014 period; FFO as adjusted was $0.37 per diluted share for the second quarter of 2015 reflecting a 5.7% increase over the same period in 2014;
  U.S. same-property net operating income (NOI) increased 3.7% for the second quarter compared to the same period in 2014;
  U.S. portfolio pro-rata rental-rate leasing spreads increased 11.9% with rental rates for new leases up 26% and renewals/options increasing 8.7%;
  Business simplification continued – reduced joint venture ownership with the acquisition of the remaining 24.7% ownership interest in the $341.1 million KIF II portfolio and sold last remaining retail properties in Mexico; and
  Recognized $32.4 million gain on sale of 6.4 million shares of SUPERVALU Inc. (NYSE:SVU) common stock.

Financial Results

Net income available to common shareholders for the second quarter of 2015 was $112.4 million, or $0.27 per diluted share, compared to $74.9 million, or $0.18 per diluted share, for the second quarter of 2014. For the six months ended June 30, 2015, net income available to common shareholders was $408.2 million, or $0.98 per diluted share, compared to $147.4 million, or $0.36 per diluted share, through June 30, 2014.

FFO, a widely accepted supplemental measure of REIT performance, was $182.7 million, or $0.44 per diluted share, for the second quarter of 2015 compared to $141.2 million, or $0.34 per diluted share, for the second quarter of 2014. For the six months ended June 30, 2015, FFO was $336.2 million, or $0.81 per diluted share compared to $279.6 million, or $0.68 per diluted share, for the same period last year.

FFO as adjusted, which excludes the effects of non-operating impairments as well as transactional income and expenses, was $152.7 million, or $0.37 per diluted share, for the second quarter of 2015 compared to $143.2 million, or $0.35 per diluted share, for the second quarter of 2014. FFO as adjusted for the six months ended June 30, 2015 was $299.9 million, or $0.73 per diluted share, compared to $284.0 million, or $0.69 per diluted share, for the same period in 2014.

A reconciliation of net income to FFO and FFO as adjusted is provided in the tables accompanying this press release.

Operating Results

Second quarter 2015 shopping center portfolio operating results demonstrate continuous progress and reflect the positive impact from the company’s portfolio transformation efforts:

  Pro-rata occupancy in the U.S. and combined portfolios (including Canada) ended the quarter at 95.7% and 95.5%, respectively. This represents an increase of 70 basis points for both the U.S. and combined portfolios over the second quarter of 2014.
  U.S. shopping center portfolio pro-rata occupancy for anchor space (10,000 square feet and greater) was 98.4%, a 60 basis-point increase from the second quarter of 2014. The pro-rata occupancy for small shop space increased 170 basis points to 88% during this same period.
  U.S. same-property NOI increased 3.7%, including a 50 basis point increase from the inclusion of redevelopments, compared to the second quarter of 2014. For the six months ended June 30, 2015, same-property NOI increased 3.4%, including a 40 basis point increase from the inclusion of redevelopments, compared to the same period last year.
  U.S. portfolio pro-rata rental-rate leasing spreads increased 11.9% with rental rates for new leases up 26% and renewals/options increasing 8.7%.
  Total leases executed in the combined portfolio: 477 new leases, renewals and options totaling 1.8 million pro-rata square feet.

Investment Activity

The company continues to upgrade its portfolio with high-quality acquisitions and the selective disposition of retail properties in secondary markets. Since the company initiated its portfolio transformation in September 2010, Kimco has acquired 197 properties for a gross amount of $5.1 billion while selling 253 properties totaling $2.4 billion. The result has been a significant upgrade and repositioning of the company’s portfolio with fewer properties overall but with larger, higher-quality assets in key long-term growth markets.

Acquisitions:

  As previously announced, Kimco acquired the remaining ownership interests in the 14-property Kimco Income Fund II (KIF II) portfolio from three existing joint venture partners based on a gross value of $341.1 million. Kimco, which previously held a 75.3% ownership interest in this consolidated joint venture, paid approximately $30.5 million for the remaining 24.7% equity interest. The KIF II portfolio is a geographically-diversified, primarily grocery-anchored portfolio totaling 1.9 million square feet across nine states including four sites located in California. The properties feature a well-known lineup of national retailers including Kroger, Giant Food, Ross Stores, Bed Bath & Beyond, Best Buy, DSW and Burlington Stores, Inc.
  The company purchased several improved parcels adjacent to existing Kimco Tier 1 shopping centers: Milleridge Inn at Whole Foods-anchored Jericho Commons (Jericho, N.Y.); Michael’s at Nordstrom Rack-anchored West Farms (Farmington, Conn.), the fee interest and several to-be-developed pad parcels at Jewel-Osco-anchored 87th Street Center (Chicago, Ill.) and two well-positioned outparcels at Woodgrove Festival (Chicago, Ill.) for an aggregate price of $26.3 million.
  Subsequent to the second quarter, Kimco acquired the remaining 80% interest in the 465,000-square-foot Montgomery Plaza shopping center (Dallas-Fort Worth-Arlington MSA) from RioCan Real Estate Investment Trust (RioCan) for $58.3 million based upon a gross value of $72.9 million. Montgomery Plaza is anchored by Super Target (shadow anchor), Marshalls, Ross Dress for Less, PetSmart and Michaels, and also features two luxury residential condo towers offering the potential to add additional density in the future.

Dispositions:

  Kimco sold ownership interests in 13 U.S. properties totaling 1.3 million square feet for a gross sales price of $130.0 million. The company’s pro-rata share from these sales was $92.1 million.
  The company disposed of several properties in Mexico during the second quarter of 2015 including its three remaining shopping centers for $14.0 million. In addition, the company sold 13 land parcels and one building in Mexico for a gross sales price of $23.3 million. Kimco’s share from these sales totaled $22.9 million.
  Also during the second quarter of 2015, the company sold seven wholly owned net-leased restaurant properties for a gross sales price of $14.5 million.
  Kimco currently has 47 properties for sale that are under contract or with an accepted offer totaling approximately $332.0 million, of which the company’s share from these sales is anticipated to be approximately $191.4 million.

SUPERVALU, Inc.

As previously announced, the company sold 6.4 million shares of SUPERVALU Inc. (NYSE: SVU) common stock. As a result of this transaction, Kimco received approximately $58.6 million in net proceeds and recognized a gain on sale of approximately $32.4 million, or $0.08 per diluted share, during the second quarter of 2015. After this sale, Kimco still holds 1.8 million shares of SUPERVALU Inc. common stock.

2015 Guidance

Kimco has increased its 2015 full-year guidance range for FFO and FFO as adjusted as well as transactional income, net and disposition volume:

	Revised Guidance	Previous Guidance
FFO (per diluted share):	$1.52 - $1.56	$1.50 - $1.55
FFO as adjusted (per diluted share):	$1.43 - $1.46	$1.42 - $1.45
Transactional Income, net	$37 million - $42 million	$33 million - $41 million
Dispositions (Kimco’s share of price)	$800 million - $1.1 billion	$550 million - $750 million

The company’s 2015 full-year operational guidance range for occupancy, same-property NOI and acquisitions remain as follows:

U.S. Portfolio Occupancy	+25 to +50 basis points
U.S. Same-Property NOI	+3.00% to +3.50%
Acquisitions (Kimco’s share of price)	$1.1 billion - $1.3 billion

Dividend Declarations

  Kimco’s board of directors declared a quarterly cash dividend of $0.24 per common share, payable on October 15, 2015, to shareholders of record on October 5, 2015, with an ex-dividend date of October 1, 2015. This dividend represents a 6.7% increase over the previous dividend paid for the comparable period in 2014.
  The board of directors also declared quarterly dividends with respect to the company’s various series of cumulative redeemable preferred shares (Class H, Class I, Class J and Class K). All dividends on the preferred shares will be paid on October 15, 2015, to shareholders of record on October 2, 2015, with an ex-dividend date of September 30, 2015.

Conference Call and Supplemental Materials

Kimco will hold its quarterly conference call on Wednesday, July 29, 2015, at 10:00 a.m. EDT. The call will include a review of the company’s second quarter 2015 results as well as a discussion of the company’s strategy and expectations for the future. To participate, dial 1-888-317-6003 (Passcode: 2310641).

A replay will be available through 9:00 a.m. EDT on July 29, 2016 by dialing 1-877-344-7529 (Passcode: 10066927). Access to the live call and replay will be available on the company's website at investors.kimcorealty.com.

About Kimco

Kimco Realty Corp. (NYSE: KIM) is a real estate investment trust (REIT) headquartered in New Hyde Park, N.Y., that is North America’s largest publicly traded owner and operator of open-air shopping centers. As of June 30, 2015, the company owned interests in 727 shopping centers comprising 107 million square feet of leasable space across 39 states, Puerto Rico, Canada and Chile. Publicly traded on the NYSE since 1991, and included in the S&P 500 Index, the company has specialized in shopping center acquisitions, development and management for more than 50 years. For further information, please visit www.kimcorealty.com, the company’s blog at blog.kimcorealty.com, or follow Kimco on Twitter at www.twitter.com/kimcorealty.

Safe Harbor Statement

The statements in this release state the company’s and management’s intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the company’s actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from current expectations include, but are not limited to, (i) general adverse economic and local real estate conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iii) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms to the company, (iv) the company’s ability to raise capital by selling its assets, (v) changes in governmental laws and regulations, (vi) the level and volatility of interest rates and foreign currency exchange rates and management’s ability to estimate the impact thereof, (vii) risks related to the company’s international operations, (viii) the availability of suitable acquisition, disposition, development and redevelopment opportunities, and risks related to acquisitions not performing in accordance with the company’s expectations, (ix) valuation and risks related to the company’s joint venture and preferred equity investments, (x) valuation of marketable securities and other investments, (xi) increases in operating costs, (xii) changes in the dividend policy for the company’s common stock, (xiii) the reduction in the company’s income in the event of multiple lease terminations by tenants or a failure by multiple tenants to occupy their premises in a shopping center, (xiv) impairment charges and (xv) unanticipated changes in the company’s intention or ability to prepay certain debt prior to maturity and/or hold certain securities until maturity. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the company’s SEC filings. Copies of each filing may be obtained from the company or the SEC.

The company refers you to the documents filed by the company from time to time with the SEC, specifically the section titled “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2014, as it may be updated or supplemented in the company’s Quarterly Reports on Form 10-Q and the company’s other filings filed with the SEC, which discuss these and other factors that could adversely affect the company’s results.

Condensed Consolidated Statements of Income
(in thousands, except share information)
(unaudited)

	Three Months Ended				Six Months
	June 30,				June 30,
	2015		2014		2015		2014
Revenues
Revenues from rental properties	$289,080		$237,432		$564,586		$456,584
Management and other fee income	4,981		8,526		12,931		17,567
Total revenues	294,061		245,958		577,517		474,151

Operating expenses
Rent	3,012		3,498		6,566		6,802
Real estate taxes	36,700		30,722		72,772		60,072
Operating and maintenance	36,109		28,981		70,011		55,057
General and administrative expenses	29,307		28,773		62,012		65,893
Provision for doubtful accounts	1,107		1,741		3,404		3,193
Impairment charges	15,459		25,636		21,850		25,797
Depreciation and amortization	80,155		62,117		154,724		118,177
Total operating expenses	201,849		181,468		391,339		334,991
Operating income	92,212		64,490		186,178		139,160

Other income/(expense)
Mortgage financing income	916		428		2,052		2,127
Interest, dividends and other investment income	32,102		326		32,319		379
Other income/(expense), net	470		(483)		(515)		(2,912)
Interest expense	(56,130)		(52,469)		(108,708)		(102,711)
Income from continuing operations before income taxes,
equity in income of joint ventures, gain on change in control
of interests and equity in income from other real estate investments	69,570		12,292		111,326		36,043

Benefit/(provision) for income taxes, net	3,628		(940)		(9,089)		(9,441)
Equity in income of joint ventures, net	22,364		45,025		119,914		98,286
Gain on change in control of interests, net	-		65,598		139,801		69,343
Equity in income of other real estate investments, net	5,548		7,014		19,917		10,367
Income from continuing operations	101,110		128,989		381,869		204,598

Discontinued operations
Income/(loss) from discontinued operating properties, net of tax	-		8,016		(15)		24,437
Impairment/loss on operating properties, net of tax	-		(65,651)		(60)		(71,159)
Gain on disposition of operating properties, net of tax	-		20,207		-		29,545
Loss from discontinued operations	-		(37,428)		(75)		(17,177)
Gain on sale of operating properties, net of tax (1)	26,499		389		58,554		389
Net income	127,609		91,950		440,348		187,810
Net income attributable to noncontrolling interests (3)	(609)		(2,438)		(3,006)		(11,298)
Net income attributable to the Company	127,000		89,512		437,342		176,512
Preferred stock dividends	(14,573)		(14,573)		(29,146)		(29,147)
Net income available to the Company's common shareholders	$112,427		$74,939		$408,196		$147,365
Per common share:
Income from continuing operations: (3)
Basic	$0.27		$0.28		$0.99		$0.42
Diluted	$0.27	(2)	$0.27	(2)	$0.98	(2)	$0.42	(2)
Net income: (4)
Basic	$0.27		$0.18		$0.99		$0.36
Diluted	$0.27	(2)	$0.18	(2)	$0.98	(2)	$0.36	(2)
Weighted average shares:
Basic	411,317		408,902		411,057		408,636
Diluted	413,086		413,344		413,148		410,409

(1)	Included in the calculation of income from continuing operations per common share in accordance with SEC guidelines.
(2)	Reflects the potential impact if certain units were converted to common stock at the beginning of the period. The impact of the conversion would have an anti-dilutive effect on net income and therefore have not been included.
(3)	Includes the net income attributable to noncontrolling interests related to continued operations of ($609) and ($1,623) for the quarters ended June 30, 2015 and 2014, respectively, and ($3,006) and ($3,869) for the six months ended June 30, 2015 and 2014, respectively.
(4)	Includes earnings attributable from participating securities of $458 and $501 for the quarters ended June 30, 2015 and 2014, respectively, and $1,940 and $819 for the six months ended June 30, 2015 and 2014, respectively.

Condensed Consolidated Balance Sheets
(in thousands, except share information)
(unaudited)

	June 30,	December 31,
	2015	2014
Assets:
Operating real estate, net of accumulated depreciation
of $2,054,698 and $1,955,406, respectively	$9,290,447	$7,930,489
Investments and advances in real estate joint ventures	880,300	1,037,218
Real estate under development	136,235	132,331
Other real estate investments	240,725	266,157
Mortgages and other financing receivables	22,990	74,013
Cash and cash equivalents	145,832	187,322
Marketable securities	24,251	90,235
Accounts and notes receivable	177,768	172,386
Other assets	548,756	371,249
Total assets	$11,467,304	$10,261,400

Liabilities:
Notes payable	$3,768,945	$3,171,742
Mortgages payable	1,768,827	1,424,228
Dividends payable	111,455	111,143
Other liabilities	591,097	561,042
Total liabilities	6,240,324	5,268,155
Redeemable noncontrolling interests	91,466	91,480

Stockholders' equity:
Preferred stock, $1.00 par value, authorized 5,959,100 shares
102,000 shares issued and outstanding (in series)
Aggregate liquidation preference $975,000	102	102
Common stock, $.01 par value, authorized 750,000,000 shares
issued and outstanding 413,119,292 and 411,819,818 shares, respectively	4,131	4,118
Paid-in capital	5,767,830	5,732,021
Cumulative distributions in excess of net income	(796,571)	(1,006,578)
Accumulated other comprehensive income	(1,906)	45,122
Total stockholders' equity	4,973,586	4,774,785
Noncontrolling interests	161,928	126,980
Total equity	5,135,514	4,901,765
Total liabilities and equity	$11,467,304	$10,261,400

Reconciliation of Net Income Available to Common Shareholders
to Funds From Operations - "FFO"
(in thousands, except per share data)
(unaudited)

	Three Months Ended				Six Months
	June 30,				June 30,
	2015		2014		2015		2014
Net income available to common shareholders	$112,427		$74,939		$408,196		$147,365
Gain on disposition of operating property, net of tax and noncontrolling interests	(26,382)		(19,820)		(58,463)		(29,158)
Gain on disposition of joint venture operating properties and change in control of interests	(8,113)		(87,959)		(213,865)		(111,424)
Depreciation and amortization - real estate related	77,737		65,512		149,892		124,993
Depr. and amort. - real estate jv's, net of noncontrolling interests	17,227		22,886		34,934		49,409
Impairments of operating properties, net of tax and noncontrolling interests	9,818		85,652		15,496		98,417
Funds from operations	182,714		141,210		336,190		279,602
Transactional charges / (income), net	(29,983)		2,018		(36,286)		4,446
Funds from operations as adjusted	$152,731		$143,228		$299,904		$284,048

Weighted average shares outstanding for FFO calculations:
Basic	411,317		408,902		411,057		408,636
Units	1,468		1,519		1,496		1,521
Dilutive effect of equity awards	1,103		2,923		1,281		2,867
Diluted	413,888	(1)	413,344	(1)	413,834	(1)	413,024	(1)

FFO per common share - basic	$0.44		$0.35		$0.82		$0.68
FFO per common share - diluted	$0.44	(1)	$0.34	(1)	$0.81	(1)	$0.68	(1)
FFO as adjusted per common share - diluted	$0.37	(1)	$0.35	(1)	$0.73	(1)	$0.69	(1)

(1) Reflects the potential impact if certain units were converted to common stock at the beginning of the period. Funds from operations would be increased by $336 and $721 for the three months ended June 30, 2015 and 2014, respectively, and $672 and $1,441 for the six months ended June 30, 2015 and 2014, respectively.

FFO is a widely accepted supplemental measure of REIT performance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT). Given the company’s business as a real estate owner and operator, Kimco believes that FFO and FFO as adjusted is helpful to investors as a measure of its operating performance. NAREIT defines FFO as net income/(loss) attributable to common shareholders computed in accordance with generally accepted accounting principles, excluding (i) gains or losses from sales of operating real estate assets and (ii) extraordinary items, plus (iii) depreciation and amortization of operating properties and (iv) impairment of depreciable real estate and in substance real estate equity investments. Included in these items are also the company’s share of unconsolidated real estate joint ventures and partnerships. FFO as adjusted excludes the effects of non-operating impairments, transactional income and expenses.

Reconciliation of Income From Continuing Operations to
Combined Same Property Net Operating Income "NOI" and
U.S. Same Property NOI
(in thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Income from continuing operations	$101,110	$128,989	$381,869	$204,598
Adjustments:
Management and other fee income	(4,981)	(8,526)	(12,931)	(17,567)
General and administrative expenses	29,307	28,773	62,012	65,893
Impairment charges	15,459	25,636	21,850	25,797
Depreciation and amortization	80,155	62,117	154,724	118,177
Other expense, net	22,642	52,198	74,852	103,117
(Benefit)/provision for income taxes, net	(3,628)	940	9,089	9,441
Gain on change in control of interests, net	-	(65,598)	(139,801)	(69,343)
Equity in income of other real estate investments, net	(5,548)	(7,014)	(19,917)	(10,367)
Non same property net operating income	(19,458)	(2,882)	(37,475)	(4,198)
Non-operational expense from joint ventures, net	38,183	32,947	4,315	62,655
Impact from foreign currency	-	(2,560)	-	(5,003)
Combined Same Property NOI	$253,241	$245,020	$498,587	$483,200
Canadian Same Property NOI	(19,965)	(20,039)	(39,835)	(39,692)
U.S. Same Property NOI	$233,276	$224,981	$458,752	$443,508

Combined Same Property NOI and U.S. Same Property NOI are supplemental non-GAAP financial measures of real estate companies’ operating performance and should not be considered an alternative to net income in accordance with GAAP or as a measure of liquidity. Combined Same Property NOI and U.S. Same Property NOI are considered by management to be important performance measures of Kimco's operations, and management believes that these measures are frequently used by securities analysts and investors as measures of Kimco's operating performance as these measures include only the net operating income of properties that have been owned for the entire current and prior year reporting periods including those properties under redevelopment and excluding properties under development and pending stabilization. As such, Combined Same Property NOI and U.S. Same Property NOI assist in eliminating disparities in net income due to the development, acquisition or disposition of properties during the particular periods presented, and thus provide a more consistent performance measure for the comparison of the operating performance of Kimco's properties.

Combined Same Property NOI (and U.S. Same Property NOI) is calculated using revenues from rental properties (excluding straight-line rents, lease termination fees and above/below market rents and includes charges for bad debt) less operating and maintenance expense, real estate taxes, rent expense and the impact for foreign currency, plus Kimco's proportionate share of Combined Same Property NOI from unconsolidated real estate joint ventures, calculated on the same basis. Combined Same Property NOI includes all properties that are owned for the entire current and prior year reporting periods and excludes properties under development and properties pending stabilization. Properties are deemed stabilized at the earlier of (i) reaching 90% leased or (ii) one year following their inclusion in operating real estate. U.S. Same Property NOI excludes the company’s Canadian properties which are included in Combined Same Property NOI. Kimco’s method of calculating Combined Same Property NOI and U.S. Same Property NOI may differ from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

Reconciliation of Projected Diluted Net Income Per Common Share
to Projected Diluted Funds From Operations Per Common Share
(unaudited)

	Projected Range
	Full Year 2015
	Low	High
Projected diluted net income available to common
shareholder per share	$1.30	$1.42

Projected depreciation & amortization	0.71	0.73

Projected depreciation & amortization real estate
joint ventures, net of noncontrolling interests	0.15	0.17

Gain on disposition of operating properties,
net of tax and noncontrolling interests	(0.14)	(0.21)

Gain on disposition of joint venture operating properties,
and change in control of interests	(0.54)	(0.59)

Impairments of operating properties, net of tax
and noncontrolling interests	0.04	0.04

Projected FFO per diluted common share	$1.52	$1.56

Transactional income, net	(0.09)	(0.10)

Projected FFO, as adjusted per diluted common share	$1.43	$1.46

Projections involve numerous assumptions such as rental income (including assumptions on percentage rent), interest rates, tenant defaults, occupancy rates, foreign currency exchange rates (such as the US-Canadian rate), selling prices of properties held for disposition, expenses (including salaries and employee costs), insurance costs and numerous other factors. Not all of these factors are determinable at this time and actual results may vary from the projected results, and may be above or below the range indicated. The above range represents management’s estimate of results based upon these assumptions as of the date of this press release.

CONTACT:
Kimco Realty Corp.
David F. Bujnicki, 1-866-831-4297
Vice President, Investor Relations and Corporate Communications
dbujnicki@kimcorealty.com